EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2015 Results
ATLANTA, November 9, 2015 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter ended September 30, 2015.

Highlights for the Three Months Ended September 30, 2015:

•	Reported Core Funds From Operations ("Core FFO") of $0.41 per diluted share and Adjusted Funds from Operations ("AFFO") of $0.35 per diluted share;

•	Achieved 11% and 12% growth in cash-basis Property Net Operating Income ("NOI") and Same Store NOI, respectively, as compared to third quarter of the prior year;

•	Completed over 900,000 square feet of leasing, two-thirds of which related to new tenant leasing, including approximately 114,000 and 354,000 square feet in D.C. and Chicago, respectively;

•	Sold three non-core assets totaling approximately $66.5 million resulting in a $17.1 million gain and purchased one asset in metropolitan Boston;

•	Entered into binding contracts to sell its largest asset, Aon Center, in downtown Chicago for $712 million;

•	Repurchased 6.2 million shares of its common stock at an average price of $17.76 per share.

•
With the intent of utilizing some of the Aon sales proceeds, entered into a binding contract to purchase a two asset portfolio comprised of two Class A assets - Galleria 300 in Atlanta, GA and SunTrust Center in Orlando, FL; and

•	Achieved year-end target leased percentage of over 90%.

Commenting on third quarter and recent activity, Donald A. Miller, CFA, President and Chief Executive Officer, said, "The sale of Aon Center was a watershed event for us, and we are pleased with both the execution of the sale and the fact that we were able to redeploy a portion of the sales proceeds into two premier assets within two of our targeted Sunbelt markets in such short order. In addition, the displacement in the broader equity market during the third quarter was providential, as it allowed us to opportunistically repurchase a significant number of our shares in anticipation of the receipt of the Aon proceeds. The seamless execution of all of those transactions, combined with several other sales of non-core assets and solid leasing and financial results, made for a noteworthy quarter for Piedmont.”

Results for the Quarter ended September 30, 2015

Piedmont recognized a net loss available to common stockholders for the third quarter of 2015 of $1.9 million, or $0.01 per diluted share, as a result of recording a $34.8 million, or $0.23 per diluted share, loss on impairment associated with the decision to sell 2 Gatehall Drive in Parsippany, NJ. The current quarter's results also reflect approximately $17.1 million, or $0.11 per diluted share, in gain related to the sales of three assets during the quarter and increased revenue due to properties acquired since the third quarter of the prior year. These increases were partially offset by increased general and administrative expense during the current quarter as a result of accruing for potential performance-based compensation driven by improved operating results and stock performance.

Revenues for the quarter ended September 30, 2015 were $148.8 million, as compared with $144.6 million for the same period a year ago, primarily attributable to new leases commencing since the third quarter of the prior year. Property operating costs were $61.7 million for the quarter ended September 30, 2015, comparable to $62.0 million in the third quarter of the prior year.

Both Funds From Operations ("FFO") and Core FFO, which exclude the loss on impairment and gain on sales mentioned above as well as depreciation and amortization expense, were $0.41 per diluted share for the current quarter, an increase of $0.03 per diluted share over the same metrics in the third quarter of the prior year. This increase was the result of the commencement of several significant leases and the expiration of various operating expense abatement periods since the third quarter of the prior year, partially offset by increased general and administrative expense during the current quarter as a result of accruing for potential performance-based compensation driven by improved operating results and stock performance.

AFFO for the third quarter of 2015 totaled $52.4 million, or $0.35 per diluted share, compared to $21.8 million, or $0.14 per diluted share, in the third quarter of 2014, primarily due to the same factors mentioned above, as well as decreased non-incremental capital expenditures as a result of the completion of certain large tenant build-outs and the effect of straight-line rent adjustments related to the expiration of rental abatement periods since the third quarter of 2014.

All per share results were favorably impacted by the repurchase of approximately 9 million shares since the third quarter of the prior year, including 6.2 million shares repurchased during the three months ended September 30, 2015.

Leasing Update

The Company's leasing volume for the three months ended September 30, 2015 totaled over 900,000 square feet, including approximately 600,000 square feet, or 67%, of new tenant leasing. Highlights of new leasing for the quarter included a previously announced, approximately 170,000 square foot, 12+ year lease with Kraft-Heinz Food Company at Aon Center in downtown Chicago; a 150,000 square foot, 12-year lease with Motorola Solutions, Inc. at 500 West Monroe, also in downtown Chicago; and a 100,000 square foot, 11+ year lease with the International Food Policy Research Institute at 1201 Eye Street in Washington, D.C.

The Company's overall portfolio was approximately 90.6% leased as of September 30, 2015, up over 300 basis points from 87.5% a year ago, and the weighted average lease term remaining was approximately 7.1 years as of September 30, 2015. Cash basis Property NOI for the quarter was $83.4 million, a 10.7% increase from $75.4 million in the third quarter of 2014, primarily reflecting continued improvement in the Company's economic occupancy as certain significant leases commenced and abatement periods continued to expire, as well as the contribution from acquisitions over the last twelve months. As of September 30, 2015, the Company had approximately 1.1 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.7 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Activity

During the three months ended September 30, 2015, Piedmont acquired 80 Central Street, an approximately 150,000 square foot, Class A, office building located in the Interstate 495/Route 2 sub-market of Boxborough, MA. 80 Central Street is adjacent to and shares certain infrastructure with the Company's existing 90 Central Street asset. The building, which is currently 93% leased to seven tenants, was acquired for $13.5 million ($90 per square foot).

Additionally, during the quarter ended September 30, 2015, the Company disposed of:

•
Eastpoint I & II, sister buildings totaling approximately 171,000 square feet, in Mayfield Heights, OH for $18.5 million ($108 per square foot). The sale of these two assets concludes the Company's exit from the Cleveland, OH market;

•	3750 Brookside Pkwy, an approximate 105,000 square foot, 92% leased building located in Alpharetta, GA, for approximately $14.1 million ($134 per square foot); and

•	Chandler Forum, a 150,000 square foot, single-tenant building located in Phoenix, AZ for $33.9 million ($226 per square foot).

The sales of the above assets resulted in a $17.1 million gain that is included in the Company's operational results for the three months ended September 30, 2015.

As previously announced, during the third quarter the Company entered into a binding contract to sell Aon Center, a 2.7 million square foot office tower located at 200 East Randolph Street in downtown Chicago and 87% leased to multiple tenants for a gross sales price of $712 million (approximately $260 per square foot). The transaction closed subsequent to quarter end and resulted in net sales proceeds of approximately $646.1 million after deducting closing costs, buyer-assumed lease abatements, and contractual tenant capital improvements and leasing commissions. During the third quarter, Piedmont used approximately $110 million of its $500 million credit facility in anticipation of receiving proceeds from the Aon transaction to repurchase approximately 6.2 million shares of its common stock at an average price of $17.76 per share. As of September 30, 2015, the Company had approximately $80 million of remaining authorized capacity available for future purchases under the stock repurchase program. Subsequent to quarter end, an additional $259.1 million of the anticipated Aon proceeds was used to acquire two assets located in the Company's target markets as follows:

•
Galleria 300, an approximately 430,000 square foot Class A office building prominently located within the master-planned "Galleria" development in Atlanta's Cumberland/Galleria office submarket. In addition to extraordinary visibility and accessibility, Galleria 300 is surrounded by extensive walkable amenities including, among others, Cobb Galleria Centre and SunTrust Park, the new Atlanta Braves stadium currently scheduled to be completed in 2017. Galleria 300 is currently 89% leased to 22 high-quality tenants, including anchor tenant Travelport.

•
SunTrust Center, a two-building, approximately 650,000 square foot Class A trophy office complex located at the epicenter of Orlando's central business district. Widely considered to be one of the premiere office assets in Florida, SunTrust Center is currently 89% leased to a host of tenants, including anchor tenant SunTrust Bank, as well as some of the nations most prestigious law firms. The purchase also includes an adjoining 1,292 space parking garage.

Additionally, subsequent to quarter end Piedmont entered into a binding contract to sell 2 Gatehall Drive, an approximately 400,000 square foot office building located in Parsippany, NJ and 100% leased to two tenants, for $51.0 million ($126 per square foot). As previously mentioned, Piedmont recorded a $34.8 million impairment loss related to this asset in the Company's statement of operations for the three months ended September 30, 2015.

Other Events

Fourth Quarter Dividend Declaration

On November 9, 2015, the board of directors of Piedmont declared dividends for the fourth quarter 2015 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 27, 2015, payable on December 18, 2015.

Guidance for 2015

Based on management's expectations of operational results for the remainder of 2015 and including the effects of the capital transaction activity mentioned above, the Company affirms its previous guidance for full-year 2015 as follows:

(in millions, except per share data)	Low		High
Net Income	$171	-	$175
Add: Depreciation, Amortization, and Other	234	-	238
Less: Gain on Sale of Real Estate Assets	(165)	-	(169)
Core FFO	$240	-	$244
Core FFO per diluted share	$1.59	-	$1.62

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures, such as FFO, AFFO, Core FFO, Same Store NOI, Property NOI, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Tuesday, November 10, 2015 at 10:00 A.M. Eastern standard time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through November 24, 2015, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201) 612-7415 for international participants, followed by conference identification code 13621873. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2015 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2015 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of more than 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include, but are not limited to the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2015.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2014, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	September 30, 2015	December 31, 2014
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$671,832	$674,554
Buildings and improvements	3,589,298	3,631,580
Buildings and improvements, accumulated depreciation	(933,717)	(889,997)
Intangible lease assets	148,403	150,037
Intangible lease assets, accumulated amortization	(87,633)	(79,860)
Construction in progress	75,083	61,891
Real estate assets held for sale, gross	668,997	735,295
Real estate assets held for sale, accumulated depreciation and amortization	(198,150)	(208,408)
Total real estate assets	3,934,113	4,075,092
Investments in and amounts due from unconsolidated joint ventures	7,652	7,798
Cash and cash equivalents	7,702	12,306
Tenant receivables, net of allowance for doubtful accounts	26,748	27,711
Straight line rent receivables	149,060	146,836
Notes receivable	45,400	—
Restricted cash and escrows	37,705	5,679
Prepaid expenses and other assets	31,764	25,656
Goodwill	180,097	180,097
Interest rate swaps	—	430
Deferred financing costs, less accumulated amortization	7,220	7,667
Deferred lease costs, less accumulated amortization	231,379	228,953
Other assets held for sale, net	81,034	77,276
Total assets	$4,739,874	$4,795,501
Liabilities:
Unsecured debt, net of discount	$1,925,863	$1,828,544
Secured debt	502,456	449,045
Accounts payable, accrued expenses, and accrued capital expenditures	132,741	133,988
Deferred income	26,087	22,215
Intangible lease liabilities, less accumulated amortization	38,896	42,560
Interest rate swaps	20,526	6,417
Other liabilities held for sale, net	567	717
Total liabilities	2,647,136	2,483,486
Stockholders' equity :
Common stock	1,456	1,543
Additional paid in capital	3,669,154	3,666,182
Cumulative distributions in excess of earnings	(1,570,377)	(1,365,620)
Other comprehensive income	(8,524)	8,301
Piedmont stockholders' equity	2,091,709	2,310,406
Non-controlling interest	1,029	1,609
Total stockholders' equity	2,092,738	2,312,015
Total liabilities and stockholders' equity	$4,739,874	$4,795,501

Number of shares of common stock outstanding at end of period	145,634	154,324

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Revenues:
Rental income	$117,994	$114,529	$353,255	$338,720
Tenant reimbursements	30,273	29,579	90,476	79,253
Property management fee revenue	548	533	1,577	1,568
Total revenues	148,815	144,641	445,308	419,541
Expenses:
Property operating costs	61,677	62,027	187,392	177,434
Depreciation	31,199	35,366	103,470	103,154
Amortization	14,021	14,235	43,646	42,407
Impairment loss on real estate assets	34,815	—	40,169	—
General and administrative	8,236	5,814	22,726	17,514
Total operating expenses	149,948	117,442	397,403	340,509
Real estate operating income/(loss)	(1,133)	27,199	47,905	79,032
Other income (expense):
Interest expense	(18,832)	(18,654)	(56,020)	(55,592)
Other income	803	524	1,218	68
Net recoveries/(loss) from casualty events and litigation settlements	—	(8)	—	4,514
Equity in income/(loss) of unconsolidated joint ventures	135	89	418	(510)
Total other expense	(17,894)	(18,049)	(54,384)	(51,520)
Income/Loss from continuing operations	(19,027)	9,150	(6,479)	27,512
Discontinued operations:
Operating income	16	16	13	996
Gain/(loss) on sale of real estate assets	(2)	—	(2)	1,198
Income from discontinued operations	14	16	11	2,194
Gain on sale of real estate	17,142	—	53,826	1,140
Net income/(loss)	(1,871)	9,166	47,358	30,846
Less: Net income attributable to noncontrolling interest	(4)	(4)	(12)	(12)
Net income/(loss) attributable to Piedmont	$(1,875)	$9,162	$47,346	$30,834
Weighted average common shares outstanding - diluted	149,176	154,561	152,499	154,665
Per Share Information -- diluted:
Income/(loss) from continuing operations and gain on sale of real estate assets	$(0.01)	$0.06	$0.31	$0.19
Income from discontinued operations	$—	$—	$—	$0.01
Net income/(loss) available to common stockholders	$(0.01)	$0.06	$0.31	$0.20

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
GAAP net income/(loss) applicable to common stock	$(1,875)	$9,162	$47,346	$30,834
Depreciation (1) (2)	31,093	35,286	103,125	103,132
Amortization (1)	14,037	14,248	43,694	42,660
Impairment loss on real estate asset	34,815	—	40,169	—
Gain on sale of real estate assets (1)	(17,140)	—	(53,824)	(2,169)
NAREIT funds from operations applicable to common stock*	60,930	58,696	180,510	174,457
Acquisition costs	128	110	275	539
Loss on extinguishment of swaps	—	—	132	—
Net recoveries/(loss) from casualty events	—	8	—	(4,514)
Core funds from operations applicable to common stock*	61,058	58,814	180,917	170,482
Deferred financing cost amortization	718	598	2,122	2,076
Amortization of note payable step-up	(121)	(120)	(363)	(126)
Amortization of discount on Senior Notes	49	47	146	128
Depreciation of non real estate assets	168	141	529	370
Straight-line effects of lease revenue (1)	(2,519)	(6,780)	(10,774)	(23,950)
Stock-based and other non-cash compensation expense	2,622	1,139	5,039	3,046
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,145)	(1,010)	(3,369)	(3,653)
Acquisition costs	(128)	(110)	(275)	(539)
Non-incremental capital expenditures (3)	(8,269)	(30,890)	(30,197)	(70,862)
Adjusted funds from operations applicable to common stock*	$52,433	$21,829	$143,775	$76,972
Weighted average common shares outstanding - diluted	149,176	154,561	152,499	154,665
Funds from operations per share (diluted)	$0.41	$0.38	$1.19	$1.13
Core funds from operations per share (diluted)	$0.41	$0.38	$1.19	$1.10
Adjusted funds from operations per share (diluted)	$0.35	$0.14	$0.94	$0.50

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the extinguishment of swaps, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	9/30/2015	9/30/2014

Net income/(loss) attributable to Piedmont	$(1,875)	$9,162
Net income attributable to noncontrolling interest	4	4
Interest expense	18,832	18,654
Depreciation (1)	31,261	35,427
Amortization (1)	14,037	14,248
Acquisition costs	128	110
Impairment loss on real estate asset	34,815	—
Net loss from casualty events and litigation settlements	—	8
Gain on sale of real estate assets (1)	(17,140)	—
Core EBITDA*	80,062	77,613
General & administrative expenses (1)	8,246	5,808
Management fee revenue	(329)	(299)
Other income/(expense) (1)	(931)	21
Straight line effects of lease revenue (1)	(2,519)	(6,780)
Amortization of lease-related intangibles (1)	(1,145)	(1,010)
Property Net Operating Income (cash basis)*	83,384	75,353
Acquisitions	(3,190)	(1,387)
Dispositions	(429)	(2,885)
Other investments	(276)	(214)
Same Store NOI (cash basis)*	$79,489	$70,867
Change period over period in Property NOI	10.7%	N/A
Change period over period in Same Store NOI	12.2%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure, because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-

GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.